UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CIVISTA BANCSHARES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A MESSAGE FROM DENNIS G. SHAFFER

CEO AND PRESIDENT OF CIVISTA BANCSHARES, INC.

Good day and thank you for your support of Civista!

Your vote is urgently needed at the Civista Bancshares, Inc. Annual Meeting of Shareholders to be held on Tuesday, April 15, 2025, and according to our records, you have not yet submitted your instructions.

You can simply provide your proxy to our Proxy Committee for your shares to be voted as recommended by our Board of Directors or you can cast your vote using the other methods described below. The important thing is that your vote is counted. This year your vote in support of the ballot proposals is especially vital. As the Proxy Statement explains, the approval of the Amendment to the Code of Regulations is necessary to allow the Code of Regulations to be updated, modernized and rendered more timely and efficient. Your support and vote in favor of Proposal #4 is greatly appreciated.

Your participation and directive to vote will not be represented unless you actively submit your instructions. We would encourage you to vote and appreciate you being represented at the Annual Shareholder’s Meeting.

We cannot act upon all of the agenda items put forth this year and in accordance with applicable law, without shareholder approval. Your vote today will allow us to not only move forward on all proposals, but it will save your company further expenses of soliciting votes.

EASY WAYS TO VOTE TODAY

You may choose to vote immediately by phone or internet, using the enclosed proxy voting form.

If you have any questions or prefer to vote with a live agent, please contact our voting and tabulation agent.

Mediant Communications Inc.

Toll-free: 1-888-554-5653

Monday through Friday, 9:00 AM to 6:00 PM Eastern

Thank you and we appreciate your vote!

By Order of the Board of Directors

/S/ Dennis G. Shaffer
Dennis G. Shaffer
President and Chief Executive Officer